EXHIBIT 10.6
AGREEMENT

THIS AGREEMENT is entered into this 15th day of March 2005, between:

Lee Graphic Technologies, Inc.
11919 Burke Street
Santa Fe Springs, CA 90670	(“Lee Graphic”)

and

Silvergraph LGT, LLC
11919 Burke Street
Santa Fe Springs, CA 90670	(“Silvergraph”)
WHEREAS, on March 3, 2003 Lee Graphic entered into a 60 month lease with CIT Group relating to a IST 6 Color Press (“the Press”); and
WHEREAS, the Press is located at 11919 Burke Street, Santa Fe Springs, CA 90670; and
WHEREAS, Lee Graphic wishes to allow Silvergraph the use of the Press and to transfer title to the Press to Silvergraph after Lee Graphic has received title in accordance with the Lease as set forth below; and
WHEREAS, Silvergraph wishes to have the use of the Press and to receive title to the Press from Lee Graphic after Lee Graphic has received title in accordance with the Lease as set forth below; and
NOW THEREFORE, the parties hereto mutually agree as follows:
1.	Lee Graphic agrees to provide Silvergraph the use of and access to the Press during the period beginning on the date hereof and ending on the later of (i) the date two months following the expiration of the original term of that certain Equipment Lease by and between Lee Graphic and CIT Group (“Lease Agreement”), attached hereto as Exhibit A, or (ii) the date that title to the Press is transferred by Lee Graphic to Silvergraph as contemplated herein (such period is referred to herein as the “Term”).
2.	Silvergraph will pay a fee of $8,000 per month during the Term for use of the Press. The fee will be due and payable in advance on the first day of each month, until such time as title to the Press is transferred by Lee Graphic to Silvergraph as contemplated herein. In the event that title to the Press is transferred to Silvergraph on a day other than the first day of the month, Silvergraph shall receive a partial refund of that month’s fee, determined on a per diem basis.
3.	Forty-five (45) days prior to the expiration of the Lease Agreement, Silvergraph shall pay to Lee Graphic an amount equal to the Purchase Option (as defined in the Lease Agreement), which Lee Graphic shall use solely to exercise such Purchase Option.

Within two days following the transfer of title to the Press to Lee Graphic as set forth in the Lease Agreement, Lee Graphic shall transfer title to the Press free of encumbrances to Silvergraph as partial payment for William W. Lee’s (or a related entity of William L. Lee’s) ownership in Silvergraph.
4.	During the Term, Silvergraph shall pay to Lee Graphic, within ten (10) days of receipt by Lee Graphic of an invoice therefor, all taxes, assessments, insurance premiums and all other governmental charges, fines, or penalties whatsoever, if any, on or relating to the Press or operation thereof. Silvergraph shall likewise pay all ad valorem taxes, if any, assessed upon the Press by state or local laws.
5.	During the Term, Silvergraph shall maintain, service, and keep the Press in good repair (excepting normal wear, tear, or depreciation) at its own expense. All risk of loss or damage to the Press shall be borne by Silvergraph. Lee Graphic keep the Press insured, at its full value, against all risk of loss or damage and shall likewise insure the Press adequately against property damage and public liability, all in such amounts as Lee Graphic may in its own judgment deem appropriate.
6.	Silvergraph shall indemnify and hold harmless Lee Graphic and its shareholders, officers and directors and their respective heirs, personal representatives, agents, servants, successors, and assigns from and against all losses, damages, injuries, claims, demands, and expenses, including legal expenses, of any nature arising out of the use, condition (including but not limited to, latent and other defects and whether or not discoverable by it), or operation of the Press by Silvergraph and to defend any suit seeking such damages, even though the allegations of such suit are groundless, false, or fraudulent.
7.	No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.
8.	The agreement to pay rent on the part of Lee Graphic is an independent covenant and is not conditional upon other performance.
9.	Any disputes that arise under this Agreement will be resolved in Los Angeles County pursuant to California law. This Agreement may be executed in counterpart and may only be amended by a writing signed by both parties.

Lee Graphic Technologies Inc.	Silvergraph LGT, LLC

/s/ William W. Lee William W. Lee	/s/ James R. Simpson James R. Simpson
Its: President	Its: Authorized Signatory

EXHIBIT A
EQUIPMENT LEASE